EXHIBIT 19


                     200 Yorkland Blvd.
                     Suite 200
    [LOGO]           Toronto, ON M2J 5C1 Phone: (416) 391-4223
Rent Shield Corp.    Fax:     (416) 391-1445



                             MEMORANDUM OF AGREEMENT
                             -----------------------


         This agreement is between Rent Shield Corp., a Company duly incorporated under the laws of the State of florida (the Purchaser) and Roy Colomon, an individual residing in Toronto, Ontario, Canada (the Seller).

         The Purchaser agrees to purchase form the Seller, and the Seller agrees to sell to the Purchaser, all the shares held by the Seller in the company Rent Shield America Services Corporation ("Services").

         As full consideration for all the shares of Services, the Purchaser agrees to pay, and the Seller agrees to accept, 1,000,000 common shares of Rent Shield Corp., and the Purchaser agrees to waive any and all amounts due to Rent Gard Corporation, a wholly-owned subsidiary of Rent Shield Corp., by Rent Shield America Services Corporation under the Agreement dated July 31, 2003.

         Rent Shield Corp., agrees that the 1,000,000 shares payable to Roy Solomon will be issued to Roy Solomon (and or as he may designate in writing) on or before April 30, 2004.

         This Agreement is binding as of this 1st day of March, 2004.


         Rent Shield Corp.


         Per:  /s/ Sanfro Sordi                               /s/ Roy Solomon
               -------------------                            ------------------
               Sandro Sordi                                   Roy Solomon
               (Purchaser)                                    (Seller)




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                                Rent Shield Corp.